Exhibit 99.1

5835 Peachtree Corners East, D - Norcross, GA 30092
Telephone (770) 242-8723 Fax (770) 242-8639

Contacts

Media: Deanne Eagle, Cameron Associates – 917-837-5866

Bill Wells, Guided Therapeutics – 770-242-8723

Investors: Alison Ziegler, Cameron Associates – 212-554-5469

Guided Therapeutics Answers FDA Questions for LuViva™ Advanced

Cervical Scan PMA

NORCROSS, GA (September 1, 2011) – -- Guided Therapeutics, Inc. (OTCBB & OTCQB: GTHP), developer of a rapid and painless testing platform that uses biophotonics for the early detection of disease, today announced that it has answered all key questions from the U.S. Food and Drug Administration (FDA) regarding the company’s premarket approval (PMA) application for the LuViva™ Advanced Cervical Scan.

“We are pleased to provide the FDA with the additional information the agency requested and within the time period required to maintain the PMA application under active review,” said Mark L. Faupel, Ph.D., President and CEO of Guided Therapeutics. “The FDA will review our submission, we hope move forward with the PMA process and schedule a panel meeting date, although the agency has the option to ask for additional information.”

“We continue to make progress with our planned international launch and have orders in place with qualified distributors for demonstration and clinical units for Europe and Asia,” Dr. Faupel said.

LuViva scans the cervix with light to identify cancer and pre-cancer painlessly and non-invasively. Guided Therapeutics’ patented biophotonic technology is able to distinguish between normal and diseased tissue by detecting biochemical and morphological changes at the cellular level. Unlike Pap or HPV tests, LuViva does not require laboratory analysis or a tissue sample, is designed to provide results immediately and eliminate costly and painful unnecessary testing.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCBB & OTCQB: GTHP) is developing a rapid and painless testing platform for the early detection of disease based on its patented biophotonic technology that utilizes light to detect disease at the cellular level. The company’s first planned product is the LuViva™ Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial, with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. Guided Therapeutics has also entered into a partnership with Konica Minolta Opto to develop a non-invasive test for Barrett’s esophagus using the technology platform. For more information, visit: www.guidedinc.com.

The LuViva Advanced Cervical Scan and Barrett’s Esophagus technology are investigational devices and are limited by federal law to investigational use.

The LuViva mark, LuViva and wave logo are trademarks owned by Guided Therapeutics, Inc.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and subsequent quarterly reports.

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